Exhibit 5.1

manatt manatt | phelps | phillips

September 10, 2015

hopTo Inc.

1901 S. Bascom Avenue, Suite 660

Campbell, CA 95008

Re:      Registration Statement on Form S-1

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-1 (the “Registration Statement”) of hopTo Inc., a Delaware corporation (the “Company”), as filed with the Securities and Exchange Commission (the “Commission”) on or about September 10, 2015, in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of 64,717,123 shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”), that are proposed to be offered and sold by the selling stockholders named in the Registration Statement (the “Shares”).

We have examined or considered originals or copies, certified or otherwise identified to our satisfaction, of the certificate of incorporation of the Company, as amended and as in effect on and as of the date hereof, the bylaws of the Company, as amended and as in effect on and as of the date hereof, records of relevant corporate proceedings with respect to the authorization and issuance of the Shares, and such other documents, instruments and corporate records as we have deemed necessary or appropriate for the expression of the opinions contained herein.

In connection with our representation of the Company, and as a basis for the opinions expressed herein, we have assumed the authenticity and completeness of all records, certificates and other instruments submitted to us as originals, the conformity to original documents of all records, certificates and other instruments submitted to us as copies, the authenticity and completeness of the originals of those records, certificates and other instruments submitted to us as copies and the correctness of all statements of fact contained in all records, certificates and other instruments that we have examined. We also have obtained from the officers of the Company certificates as to certain factual matters necessary for the purpose of this opinion and, insofar as this opinion is based on such matters of fact, we have relied solely on such certificates without independent investigation.

11355 West Olympic Boulevard, Los Angeles, California 90064-1614   Telephone:  310.312.4000   Fax:  310.312.4224

Albany   |   Los Angeles   |   New York   |   Orange County   |   Palo Alto   |   Sacramento   |   San Francisco   |   Washington, D.C.

manatt manatt | phelps | phillips

hopTo Inc.

September 10, 2015

Based upon the foregoing and subject to the assumptions, limitations and exceptions set forth herein, we are of the opinion that:

(i)      the Shares included in the Registration Statement have been duly authorized by all necessary corporate action on the part of the Company; and

(ii)     the Shares included in the Registration Statement have been validly issued, fully paid and non-assessable.

We express no opinion as to the applicability or effect of any laws, orders or judgments of any state or other jurisdiction other than the General Corporation Law of the State of Delaware (including the statutory provisions and all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting those laws). This opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Common Stock.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and the use of our name therein under the caption “Legal Matters.” In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission adopted under the Securities Act.

Very truly yours,

/s/ Manatt, Phelps & Phillips, LLP

Manatt, Phelps & Phillips, LLP